Washington Mutual Investors Fund
1101 Vermont Avenue, N.W.
Washington, DC 20005
Telephone (202) 842-5665

April 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$942,606
Class B	$10,458
Class C	$29,323
Class F1	$52,121
Class F2	$19,105
Total	$1,053,613
Class 529-A	$26,794
Class 529-B	$1,382
Class 529-C	$5,123
Class 529-E	$1,282
Class 529-F1	$1,581
Class R-1	$1,291
Class R-2	$11,701
Class R-3	$27,866
Class R-4	$32,794
Class R-5	$28,730
Class R-6	$42,423
Total	$180,967

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7000
Class B	$0.4675
Class C	$0.4735
Class F1	$0.6921
Class F2	$0.7639
Class 529-A	$0.6778
Class 529-B	$0.4355
Class 529-C	$0.4567
Class 529-E	$0.6037
Class 529-F1	$0.7396
Class R-1	$0.4804
Class R-2	$0.4830
Class R-3	$0.6052
Class R-4	$0.6924
Class R-5	$0.7769
Class R-6	$0.7904

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,325,346
Class B	16,817
Class C	59,173
Class F1	84,367
Class F2	28,777
Total	1,514,480
Class 529-A	41,281
Class 529-B	2,594
Class 529-C	11,491
Class 529-E	2,203
Class 529-F1	2,256
Class R-1	2,817
Class R-2	23,491
Class R-3	47,421
Class R-4	51,018
Class R-5	40,388
Class R-6	62,510
Total	287,470

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$30.61
Class B	$30.42
Class C	$30.31
Class F1	$30.53
Class F2	$30.60
Class 529-A	$30.56
Class 529-B	$30.44
Class 529-C	$30.39
Class 529-E	$30.44
Class 529-F1	$30.51
Class R-1	$30.37
Class R-2	$30.30
Class R-3	$30.43
Class R-4	$30.50
Class R-5	$30.60
Class R-6	$30.62